UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  10/18/2010

Tesco Corporation
(Exact name of registrant as specified in its charter)

Alberta	76-0419312
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

3993 West Sam Houston Parkway North Suite 100 Houston, Texas	77043-1221
(Address of Principal Executive Offices)	(Zip Code)

713-359-7000
(Registrant’s telephone number, including area code)

Commission File Number:  0-28778

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.                      Entry into a Material Definitive Agreement.

On October 18, 2010, Tesco Corporation and Tesco US Holding LP, an indirect, wholly-owned subsidiary of Tesco Corporation (collectively, the "Company"), entered into a third amendment (the "Third Amendment") to an amended and restated credit agreement dated June 5, 2007 with the Company's existing lenders and JPMorgan Chase Bank, N.A., as administrative agent for the lenders (the "Agreement"). The Agreement was attached as an exhibit to a Current Report on Form 8-K filed with the SEC on June 6, 2007, and was previously amended on December 21, 2007 as reported in a Current Report on Form 8-K filed with the SEC on December 26, 2007 and on March 19, 2008 as reported on Form 8-K filed with the SEC on March 20, 2008.

The Third Amendment increases the allowable amount of sales of obsolete assets in any fiscal year from $10 million to $15 million.

The Third Amendment also increases the allowable amount of capital expenditures permitted by the Company and its affiliates:

a)	For the Fiscal Year 2010, to $55 million plus the net cash proceeds from asset sales;

b)
For any Fiscal Quarter ending on or after March 31, 2011 but on or before December 31, 2011, to the lesser of:  (i) $75 million or (ii) 100% of Consolidated EBIDTA (as defined in the Agreement); plus the net cash proceeds from asset sales for 2011, all determined as of the end of each fiscal quarter for the then most recently ended four quarters; and

c)
For the quarters ending after January 1, 2012, to 80% of consolidated EBIDTA plus the net cash proceeds from asset sales for 2012, all determined as of the end of each fiscal quarter for the then most recent four quarters.

The foregoing summary is qualified in its entirety by reference to the Third Amendment, a copy of which is filed as an exhibit to this Current Report on Form 8-K and is incorporated herein.

Item 9.01.                      Exhibits and Financial Statements.

  (d)           Exhibits

Exhibit 10.1	Third Amendment to the Amended and Restated Credit Agreement dated October 18, 2010

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

TESCO CORPORATION

Date: October 21, 2010	By:	/s/ Robert L. Kayl
Robert L. Kayl Sr. Vice President and Chief Financial Officer